UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SKECHERS U.S.A., INC.
(Name of Registrant as Specified in Its Charter)

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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on Thursday, May 22, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 on Thursday, May 22, 2014 at 11:00 a.m. Pacific Time.

Our Annual Meeting is being held for the following purposes:

1.	To elect three members to the Board of Directors to serve for a three-year term as Class III Directors;

2.	To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers;

3.	To consider a stockholder proposal to eliminate the classification of the Board of Directors, if properly presented at the meeting;

4.	And to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 31, 2014 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The following proxy statement and enclosed proxy card are being sent to each stockholder as of the record date, and our 2013 annual report is enclosed with this notice to our stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 22, 2014: The proxy statement and 2013 annual report are available in the SEC filings section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

You are cordially invited to attend the Annual Meeting, and if you plan to attend the Annual Meeting in person, you may find directions by going to the annual meeting of stockholders section of the investor relations page of our corporate information website at www.skx.com/investor.jsp. If you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage-paid envelope. Returning a signed proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 30, 2014

Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting of Stockholders to be Held

May 22, 2014 at 11:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 22, 2014 at 11:00 a.m. Pacific Time at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 (the “Annual Meeting”). The Board of Directors of Skechers (the “Board”) is soliciting proxies to be voted at the Annual Meeting. The approximate mailing date for this proxy statement and the enclosed proxy is April 30, 2014. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the nominees for director named herein, FOR the approval of the compensation of our Named Executive Officers and AGAINST the stockholder proposal. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies that will be made by mail. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 31, 2014 will be entitled to vote at the Annual Meeting. There were 40,234,743 shares of Class A Common Stock and 10,859,398 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter.

Pursuant to Proposal No. 1, the three candidates for director receiving the most votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Stockholders may not cumulate their votes. Proposal No. 2 is a non-binding advisory proposal to approve the compensation of our Named Executive Officers, and Proposal No. 3 is a non-binding stockholder proposal on whether to declassify the Board of Directors. Each of Proposal Nos. 2 and 3 will be considered as having passed if it receives an the affirmative “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained, but will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because directors are elected by a plurality of the votes cast, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee. Proposal Nos. 2 and 3 will be determined by a majority of the votes present and entitled to vote, and proxies marked “Abstain” as to Proposal Nos. 2 and/or 3 will have the same effect as a vote cast against the respective proposals.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, or contact our investor relations advisory firm, Addo Communications, by telephone at (310) 829-5400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors is duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and nine members. We currently have nine members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors. The nominees for election to our Board of Directors are Geyer Kosinski, Richard Rappaport and Richard Siskind.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Geyer Kosinski, Richard Rappaport and Richard Siskind, who are director nominees and are currently members of the Board of Directors. We have been advised by Geyer Kosinski, Richard Rappaport and Richard Siskind of their availability and willingness to serve if re-elected. In the event that any of Geyer Kosinski, Richard Rappaport and Richard Siskind becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR each of these director-nominees.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval on an advisory, non-binding basis of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement titled “Executive Compensation.” In this Proposal No. 2, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.”

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy, and to refer to the related executive compensation tables. The compensation of our Named Executive Officers is based on a design that ties a substantial percentage of an executive’s compensation to our attainment of financial and other performance measures that, our Board of Directors believes, promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed- and performance-based compensation, as well as the terms of restricted stock awards, are designed to enable our company to attract and maintain top talent while, at the same time, creating a close relationship between our company’s performance and overall stockholder return and the Named Executive Officers’ compensation. Our Compensation Committee and Board of Directors believe that the design of the program, and hence the compensation awarded to Named Executive Officers under the current program, fulfills this objective.

Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions that our stockholders express in their votes and will consider the voting results in connection with their ongoing evaluation of our compensation program. Our Board of Directors has determined to hold an advisory vote on the compensation of our Named Executive Officers every three years. Unless our Board of Directors modifies its determination on the frequency of such future advisory votes, the next advisory vote on the compensation of our named executive officers will be held at the 2017 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the advisory, non-binding resolution approving the compensation of our Named Executive Officers.

PROPOSAL NO. 3

NON-BINDING STOCKHOLDER PROPOSAL REGARDING

DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Comptroller of the State of New York, Thomas P. DiNapoli, trustee of the New York State Common Retirement Fund and administrative head of the New York State and Local Retirement System, a beneficial owner of at least $2,000 worth of our Class A Common Stock, submits the following resolution to stockholders for approval at the Annual Meeting, if properly presented. We will provide the proponent’s address to any stockholder promptly upon request. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

The stockholder’s proposal follows:

“RESOLVED, that shareholders of Skechers U.S.A., Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that all directors elected at or after the annual meeting held in 2015 stand for elections on an annual basis. Implementation of this proposal should not affect the unexpired terms of any directors elected to the Board of Directors at or prior to the annual meeting of the company held in 2014.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest. A staggered board has been found to be one of six entrenching mechanisms that are associated with lower firm valuation. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Review of Financial Studies, Vol. 22, Issue 2, 783 (2009).

The New York State Common Retirement Fund urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.”

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BOARD OF DIRECTORS OPPOSITION STATEMENT

Our Board of Directors has considered the most effective structure for the term of each director and has determined, for the reasons set forth below, that the current classified structure of the Board continues to be in the best long-term interests of our company and its stockholders.

Stability, Continuity and Experience. In accordance with our amended and restated certificate of incorporation, the Board is divided into three classes, with each class serving a staggered three-year term. This classified structure provides the Board stability and continuity, enhancing long-term strategic planning by the Board. This classified structure also ensures that, at any given time, the Board is comprised of experienced directors who are intimately familiar with our business, strategic goals, history and culture.

Accountability. All directors, regardless of the length of their term of office, are required to act in their capacity as a director in a manner that complies with their fiduciary duties to our company and its stockholders. The Board believes that the experience of individual directors is more important to effective board governance than annual elections. The classified structure of the Board strengthens our ability to attract and retain high quality directors who are willing to make the significant commitment of time and effort to our company and its stockholders that effective board service requires.

Enhancement of Stockholders’ Long-Term Interests. Electing directors to three-year terms enhances the focus of non-management directors on the long-term interests of stockholders by providing them with a longer term of office. The longer term reduces the potential influence of special and single interest stockholder groups who might have a short-term agenda to take action that is not in the long-term interests of our company and its stockholders. As a result, non-management directors are able to function with greater independence and long-term perspective, which is critical to the non-management directors making decisions that are in the best interests of our company and its stockholders.

Stockholder approval of this proposal would not in itself declassify the Board. Under Delaware law, the state where our company is incorporated, to change the classified structure of the Board, the Board must first authorize an amendment to our amended and restated certificate of incorporation. Stockholders would then have to approve the amendment with an affirmative vote of not less than a majority of the total voting power of all outstanding shares of our common stock entitled to vote on the amendment.

After careful consideration of this proposal, the Board believes that the retention of a classified structure for the Board remains in the best long-term interests of our company and its stockholders.

The Board of Directors recommends a vote AGAINST the non-binding stockholder proposal regarding declassification of the Board of Directors.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Geyer Kosinski	48	Class III (2017)	Director
Richard Rappaport	54	Class III (2017)	Director
Richard Siskind	68	Class III (2017)	Director

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company that produces feature films and television programming and manages over 50 actors, writers and directors.

Mr. Kosinski’s qualifications to serve on our Board include over 20 years of leadership and transactional experience, specifically managing the careers of actors, writers and directors and developing and producing numerous feature films and television series in the entertainment industry.

Richard Rappaport has served as a member of our Board of Directors since September 2010. In 1999, Mr. Rappaport founded WestPark Capital, a full service investment banking and securities brokerage firm that serves the needs of both private and public companies worldwide, as well as individual and institutional investors, and he is its Chief Executive Officer. Mr. Rappaport received his B.S. in Business Administration from the University of California at Berkeley, and his M.B.A. from the University of California at Los Angeles.

In August 2004, Mr. Rappaport entered into a settlement agreement with the NASD (the “Settlement Agreement”) to settle claims that Mr. Rappaport failed in his capacity as Chief Compliance Officer of WestPark Capital to properly supervise the preparation of the six research reports released by WestPark Capital between July 2001 and October 2002 regarding public companies with speculative securities which WestPark Capital and Mr. Rappaport knew or had reason to know were misleading in light of certain omissions and exaggerated, unwarranted and misleading statements. Under the terms of the Settlement Agreement, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 24 license to act as a general securities principal on behalf of WestPark Capital for a period of 30 days restricting Mr. Rappaport’s participation in principal activities (the “Temporary Principal Suspension”), was required to requalify his Series 24 license and paid a fine of $50,000. Despite his good faith efforts to comply with the terms of the Temporary Principal Suspension and his reliance on the advice of legal counsel regarding the scope of the restricted activities, the NASD determined that certain of the activities that Mr. Rappaport engaged in during the Temporary Principal Suspension were considered “principal activities.” In September 2006, Mr. Rappaport entered into a letter of acceptance, waiver and consent (the “Consent”) with the NASD in connection with the violation of the Temporary Principal Suspension. Under the terms of the Consent, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 7 and 24 licenses for a second 30-day period and paid an additional fine of $10,000. Mr. Rappaport fully complied with the terms of the Consent to the satisfaction of the NASD.

Mr. Rappaport’s qualifications to serve on our Board include over 25 years of experience in business development and corporate finance, specifically in the United States and international small cap investment banking and securities markets; he has completed over 50 public offerings of issuers’ stock and numerous private financing and M&A transactions. During his career, he has helped companies plan and implement their financial and business development strategies.

Richard Siskind has served as a member of our Board of Directors since June 1999. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands, and he is its Chief Executive Officer and a member of its Board of Directors.

Mr. Siskind’s qualifications to serve on our Board include over 35 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a Board member of Magic Lantern Group, a publicly traded apparel company, and over 20 years as founder, majority shareholder and leader of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Robert Greenberg	74	Class I (2015)	Chairman of the Board and Chief Executive Officer
Morton Erlich	69	Class I (2015)	Director
Thomas Walsh	72	Class I (2015)	Director
Michael Greenberg	51	Class II (2016)	President and Director
David Weinberg	63	Class II (2016)	Executive Vice President; Chief Operating Officer; Chief Financial Officer; and Director
Jeffrey Greenberg	46	Class II (2016)	Senior Vice President, Active Electronics Media and Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors with over 30 years of experience in the footwear industry, primarily in branding and product design, including 22 years as our founder, leader and largest stockholder since our inception in 1992.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since September 2004. Since October 2013, Mr. Erlich has served as a member of the board of directors of American Vanguard Corporation (NYSE:AVD). Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant (currently inactive) in California since 1974. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Thomas Walsh has served as a member of our Board of Directors since September 2010 and as a private investor and consultant since November 2006. From May 1993 until retiring in November 2006, Mr. Walsh served as senior vice president and portfolio manager with Colbie Pacific Capital, which is a factoring and asset-based lender located in Southern California.

Mr. Walsh’s qualifications to serve on our Board include over 40 years of experience in managing and providing guidance to companies, the majority of which were in the apparel business, regarding debt financing options including securitization and action plans for companies with respect to distressed customers. His qualifications also include a background in accounting and extensive experience in evaluating businesses and evaluating their financial information.

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for more than 20 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer since September 2009 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include over 20 years of experience in the footwear industry, specifically in finance and operations, including 15 years as our Chief Financial Officer and seven years as our Chief Operating Officer.

Jeffrey Greenberg has served as our Senior Vice President, Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President, Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Mr. Greenberg’s qualifications to serve on our Board include over 20 years of experience in the footwear industry, specifically in marketing and operations, including his role on our management team during our early years of growth following our company’s inception in 1992.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, Michael Greenberg and David Weinberg, see “Directors Not Standing for Election” above.

Name	Age	Position
Philip Paccione	52	Executive Vice President of Business Affairs, General Counsel and Corporate Secretary
Mark Nason	52	Executive Vice President of Product Development

Philip Paccione has served as our Executive Vice President, Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President, Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President, Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist among any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2013, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all of the directors attended the Annual Meeting of Stockholders held in 2013.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2013 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Exchange Act. All committee meetings were attended by all respective committee members in 2013, except that Geyer Kosinski and Richard Siskind were each unable to attend one meeting of the Audit Committee.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Morton Erlich	X*	X	X*
Geyer Kosinski	X
Richard Siskind	X	X*	X
Total Meetings in 2013	9	6	3

*	Committee Chairman

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and SEC rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors has nine members including six non-management directors, which are those directors who are not also serving as one of our executive officers. Our Board of Directors has affirmatively determined that the Board has five members who are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Morton Erlich, Geyer Kosinski, Richard Rappaport, Richard Siskind and Thomas Walsh. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, including those reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board of Director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and our largest stockholder, with beneficial ownership of approximately 29.0% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Morton Erlich as our Lead Independent Director. As Lead Independent Director, Mr. Erlich acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs and presides over regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Director of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Chairman of the Audit Committee has periodic discussions with our Director of Internal Audit about the adequacy and effectiveness of steps taken to monitor, control and report financial risk exposures, and the Director of Internal Audit also presents the Audit Committee with formal periodic status reports as well. The Compensation Committee oversees risks related to our compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Presiding Independent Director, Morton Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing interested party should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board of Directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Audit Committee

Our Board of Directors has determined Morton Erlich, who is the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal controls functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement and (iv) overseeing risks related to our compensation programs and (v) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans. For additional information on the role of our Chief Executive Officer in recommending the form or amount of executive compensation, see “Compensation Discussion and Analysis—Role of Management in Compensation Decisions.”

Neither of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2013.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying individuals qualified to become members of our Board of Directors and recommending candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments to the other Board committees and the appointment of a chairperson for each of the other Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending to the Board changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

The Nominating and Governance Committee recommends to our Board of Directors candidates to fill vacancies or for election or re-election to the Board. In the event of a vacancy on our Board of Directors, the process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to our Board members, management and others for recommendations, meeting from time to time to evaluate biographical information and qualifications relating to potential candidates and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee evaluates the abilities and skills, age and education, gender and ethnicity, industry and professional background, and accounting and financial experience of all potential director nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of background, experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominee; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered by the Nominating and Governance Committee for the 2015 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2015 Annual Meeting” in this proxy statement.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp. We intend to promptly post any amendments to or waivers of the Code of Business Conduct and Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2013. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Total Compensation ($)
Morton Erlich	99,250	99,250
Geyer Kosinski	51,750	51,750
Richard Rappaport	38,250	38,250
Richard Siskind	79,000	79,000
Thomas Walsh	39,750	39,750

(1)	This column reports the amount of cash compensation earned in 2013 for Board and committee service.

Non-Employee Directors. We paid each of our non-employee directors annual compensation of $7,500 for serving on the Board of Directors during the first quarter of 2013, which was increased in the second quarter to $8,750 per quarter for the duration of 2013. Our Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman were paid additional quarterly fees of $3,750, $2,500 and $2,500, respectively, during the first quarter of 2013, which were increased in the second quarter to $5,000, $3,750 and $3,750, respectively, per quarter for the duration of 2013. Non-employee directors also received fees of $1,500 for each Board and committee meeting attended during 2013. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2013, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Annual Incentive Award (the “2007 Plan”) as determined by the Board of Directors. In 2013, none of our non-employee directors were issued any restricted shares of Class A Common Stock or granted any options to purchase shares of Class A Common Stock. As of December 31, 2013, our non-employee directors did not hold any outstanding equity awards.

Employee Directors. As of December 31, 2013, Robert Greenberg, Michael Greenberg and David Weinberg were the only Named Executive Officers serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2013 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2013 is described in the section entitled “Transactions with Related Persons” in this proxy statement. During the 2013 fiscal year, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. In 2013, none of our employee directors were issued any restricted shares of Class A Common Stock or granted any options to purchase shares of Class A Common Stock. As of December 31, 2013, our employee directors did not hold any outstanding equity awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation strategy, philosophy, policies, programs and practices for our Named Executive Officers for 2013 and should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; David Weinberg, Chief Operating Officer and Chief Financial Officer; Mark Nason, Executive Vice President of Product Development; and Philip Paccione, General Counsel and Corporate Secretary. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from the compensation strategy, philosophy, policies, programs and practices summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither our management nor the Compensation Committee retained a compensation consultant in 2013 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. For 2013, the Compensation Committee reviewed and considered management’s compensation recommendations and then discussed these recommendations with management.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee may adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee has believed in past years that compensation paid to executive officers should be closely aligned with our performance, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Following our company’s improved financial performance including a return to profitability in 2012, the Compensation Committee re-focused on executive compensation policies that have historically been designed to achieve the following four objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviewed and approved our compensation programs for 2013 to effectively balance executive officers’ salaries with incentive compensation that was performance-based. We believe that it served the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varied among the executive officers based on each executive officer’s position, responsibilities and performance with Skechers.

Elements of Compensation

Our executive compensation has historically consisted of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2007 Plan.

These components, individually and in the aggregate, are designed to accomplish one or more of the compensation objectives described above. While our executive officers were not provided all of these components for 2013, we annually reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met, as evidenced by the award of equity compensation to our Named Executive Officers in January 2014 for the 2014 fiscal year.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

The 2013 annual base salaries of three of the Named Executive Officers, Robert Greenberg, David Weinberg and Philip Paccione, were increased from their 2012 levels by $250,000, $75,000 and $50,000, respectively. Based on conversations that the members of the Compensation Committee had amongst themselves and with management, and following the recommendation of our Chief Executive Officer, Robert Greenberg, the Compensation Committee determined that it was appropriate to increase these three Named Executive Officers’ base salaries on the basis of its review of their individual contributions to our improved financial performance in 2012. The base salaries of the remaining Named Executive Officers were not increased in 2013.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees, including the Named Executive Officers, with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our performance goals. The 2006 Plan allows us to set performance periods equal to fiscal quarters, fiscal years or such other period that the Compensation Committee may establish up to five years in length, and determine performance criteria and goals for such performance periods that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Following the conclusion of each quarter during the current fiscal year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee approved the performance goals in January 2013 for fiscal 2013. The business criteria used in the formulae to calculate the incentive compensation of the Named Executive Officers for 2013 was our net sales growth because the Compensation Committee believes that it provides an accurate measure of our annual performance. While in past years, the formulae used each quarter to determine if any incentive compensation was earned was based on quarterly net sales in the current year compared to the corresponding quarter in the immediately preceding year, our management recommended and the Compensation Committee determined that such a policy was not appropriate for 2012 following our decline in financial performance in 2011. Instead, for 2012, our management recommended and the Compensation Committee adopted a policy pursuant to which quarterly net sales in 2012 would be compared to the corresponding quarter in 2010 when our net sales performance was stronger to determine whether any incentive compensation was earned each quarter. For 2013, following our company’s improved financial performance in 2012, the Compensation Committee adopted management’s recommendation to revert back to the policy of comparing quarterly net sales for 2013 to the corresponding quarter in the immediately preceding year, 2012, for the purpose of calculating any incentive compensation to be earned in 2013.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. The payment of any incentive compensation for a fiscal year under the 2006 Plan is conditioned on our company achieving at least certain threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to our Named Executive Officers if the threshold performance levels are not met. Any incentive compensation to be paid to the Named Executive Officers in excess of the threshold amounts is based on the Compensation Committee’s pre-approved business criteria and formulae for the respective Named Executive Officers. The following table sets forth the set of performance criteria used to determine the Named Executive Officers’ annual incentive compensation on a quarterly basis, which they may earn depending on our company’s financial performance and their individual contributions:

Name of Executive

Quarterly incentive compensation equals amount by
which net sales for the applicable quarter exceeds net
sales for the corresponding quarter in the 2012 fiscal
year multiplied by the listed percentage (%)

Robert Greenberg	0.500
Michael Greenberg	—
David Weinberg	0.150
Mark Nason	0.125
Philip Paccione	0.050

If net sales for the applicable quarter exceed net sales for the corresponding quarter in the 2012 fiscal year, then the executive will earn a quarterly bonus equal to the amount of such excess multiplied by the percentage set forth in the table above with respect to such quarter. The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2013, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Based on the performance goals that the Compensation Committee approved in January 2013, the Named Executive Officers, except for Michael Greenberg, were eligible to receive incentive compensation targeted from 10% to 50% of their total compensation for 2013, which was determined to be competitive in the marketplace for similar positions. These percentages were also consistent with the targeted percentages for 2012. In determining the potential awards that computed into these percentages, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of our performance goals. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was at the top end of the range.

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2013, the actual incentive compensation earned by each Named Executive Officer for 2013 was $1,428,448 for Robert Greenberg, which represented 41% of his Non-Equity Compensation; $428,536 for David Weinberg, which represented 23% of his Non-Equity Compensation, $357,113 for Mark Nason, which represented 26% of his Non-Equity Compensation; and $214,269 for Philip Paccione, which represented 27% of his Non-Equity Compensation. These percentages, ranging from approximately 20% to 40%, other than for Michael Greenberg, were within the targeted percentages of 10% to 50% due to our financial performance in 2013 being commensurate with expectations. Michael Greenberg was not eligible to receive incentive compensation for 2013 because the Compensation Committee was aware that his time and attention spent focused on our company would continue to be limited in 2013, following the second half of 2012 when his contributions to our company were limited as he attended to personal matters.

Incentive compensation awarded under the 2006 Plan complements the approach of our equity compensation program described below, which is focused on our long-term achievements for earnings per share and total stockholder return.

Equity-Based Compensation

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, awards of restricted stock, grants of stock options and other equity-based compensation under the 2007 Plan that are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in our company by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders and equity-based compensation awards have historically been granted by our company to executive officers and other employees for the foregoing reasons and as further discussed below. We did not grant any awards of restricted stock, stock options or other equity-based compensation to any Named Executive Officers in 2013, but we did award shares of restricted stock to certain Named Executive Officers and other executive employees in January 2014, as described below.

Restricted Stock

Historically, awards of restricted stock made to our Named Executive Officers are subject to certain restrictions that generally lapse over a period of two to four years from the date of the award depending on the specific award. This vesting schedule promoted retention and encouraged long-term investment in our company by the Named Executive Officers, especially those who did not already hold shares of our Class A or Class B Common Stock. This also provided a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This may result in lower stockholder dilution than granting stock options. On January 22, 2014, the Compensation Committee awarded shares of restricted stock to the Named Executive Officers, except for Michael Greenberg, as part of their total compensation for the 2014 fiscal year. These restricted stock awards are scheduled to vest in two equal installments, with one-half vesting on each of March 1, 2015 and 2016.

Employment Agreements, Severance Benefits and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers.

The restricted stock awards granted under our 2007 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full.

A “change of control” is generally defined in the 2007 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities; (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved; (iii) approval by our stockholders of a merger or consolidation (except with certain permitted entities); or (iv) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

The Compensation Committee believes that our change of control policy is consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the New York Stock Exchange on the date of grant, and we have never re-priced any grants.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Aircraft usage. We have an agreement with an aircraft operator for use of its aircraft for business travel. Each Named Executive Officer may also use the aircraft for personal use. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer. During 2013, there was no personal use of the aircraft by any of the Named Executive Officers for which we were not reimbursed in full.

Automobile usage. During 2013, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles.

Country club dues and health club fees. During 2013, we paid country club membership dues and/or health club membership fees for David Weinberg and Philip Paccione.

Deferred Compensation Plan

In May 2013, we commenced the Skechers U.S.A., Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of May 1, 2013. We are maintaining the Deferred Compensation Plan primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of our Named Executive Officers, who are limited in their participation under our 401(k) profit sharing plan. Pursuant to the Deferred Compensation Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Deferred Compensation Plan. We are not funding the Deferred Compensation Plan, and we will make payments under the Deferred Compensation Plan to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Deferred Compensation Plan also provides for us to make discretionary contributions to the participants. The amounts, timing and vesting of any such discretionary contributions will be determined in the sole discretion of the Compensation Committee, as the administrator of the Deferred Compensation Plan. A description of the material terms of the Deferred Compensation Plan can be found in the section entitled “Executive Compensation—Non-qualified Deferred Compensation Plan” in this proxy statement.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. The Compensation Committee generally seeks to structure compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m) of the Code. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “non-qualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

Financial Accounting Standards Board (“FASB”) ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock and stock options under the 2007 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

Richard Siskind, Chairman

Morton Erlich

EXECUTIVE COMPENSATION

The following table provides selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Robert Greenberg	2013	2,000,000	1,428,448	50,747	(2)	3,479,195
Chairman of the Board and	2012	1,750,000	—	34,042		1,784,042
Chief Executive Officer	2011	1,000,000	562,500	24,477		1,586,977

Michael Greenberg	2013	1,500,000	—	65,998	(3)	1,565,998
President and Director	2012	1,500,000	—	70,003		1,570,003
	2011	1,000,000	375,000	68,381		1,443,381

David Weinberg	2013	1,325,000	428,536	81,688	(4)	1,835,224
Executive Vice President,	2012	1,250,000	—	73,794		1,323,794
Chief Operating Officer, Chief Financial Officer and Director	2011	1,000,000	150,000	73,579		1,223,579

Mark Nason	2013	1,000,000	357,113	14,714	(5)	1,371,826
Executive Vice President of	2012	1,000,000	—	14,321		1,014,321
Product Development	2011	1,000,000	75,000	22,380		1,097,380

Philip Paccione	2013	550,000	214,269	23,564	(6)	787,833
Executive Vice President of	2012	500,000	—	17,203		517,203
Business Affairs, General Counsel and Corporate Secretary	2011	500,000	—	17,000		517,000

(1)	Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.
(2)	Represents health and life insurance payments of $17,078, and costs of $33,669 related to automobiles purchased by us for use by Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2012 and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(3)	Represents health and life insurance payments of $23,203, costs of $42,797 related to automobiles purchased by us for use by Mr. Greenberg and automobile insurance premiums paid by us on behalf of Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2010, and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(4)	Represents health and life insurance payments of $22,005, monthly payments of country club membership dues equal to a total of $8,520, monthly payments of health club membership fees equal to a total of $1,284, costs of $49,879 related to an automobile purchased by us for use by Mr. Weinberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2012, and the automobile insurance premiums paid by us on behalf of Mr. Weinberg.
(5)	Represents health and life insurance payments.
(6)	Represents health and life insurance payments of $22,280 and monthly payments of health club membership fees equal to a total of $1,284.

Grants of Plan-Based Awards in Fiscal 2013

The following table provides information about the estimated future payouts under non-equity incentive plan awards granted to the Named Executive Officers in 2013, which consist of potential payouts under the 2006 Plan for the performance period covering fiscal 2013. The Named Executive Officers did not receive any other stock awards or option awards in 2013.

	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)
Name of Executive	Threshold ($)	Target ($)	Maximum ($)
Robert Greenberg	(1)	(1)	5,000,000
Michael Greenberg	—	—	—
David Weinberg	(1)	(1)	5,000,000
Mark Nason	(1)	(1)	5,000,000
Philip Paccione	(1)	(1)	5,000,000

(1)	These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. There are no specific threshold or target amounts that can be determined with respect to any payouts of incentive compensation under the 2006 Plan for fiscal 2013 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year. Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2013; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Options Exercised and Stock Vested in Fiscal 2013

During 2013, none of the Named Executive Officers acquired any shares upon the exercise of stock options or held any shares of restricted stock that vested. For additional information about equity awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Outstanding Equity Awards at 2013 Fiscal Year-End

None of the Named Executive Officers held any outstanding equity awards as of December 31, 2013. For additional information about equity awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Non-qualified Deferred Compensation Plan

The following table provides information about contributions to, aggregate earnings and account balances under, our Deferred Compensation Plan, as more fully described below, in 2013. Other than David Weinberg, none of the other Named Executive Officers participated in our Deferred Compensation Plan during 2013.

Name of Executive	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(3)
David Weinberg	254,172	—	18,400	—	272,572

(1)	The amount of the contributions made by the Named Executive Officer, as reported above, is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table either as “Salary” or “Non-Equity Incentive Plan Compensation.”
(2)	The amount in this column represents the gains and losses by funds in which investments were made under the Deferred Compensation Plan. The aggregate earnings are not reported in the Summary Compensation Table.
(3)	The aggregate balance at December 31, 2013, as reported above, reflects amounts that are currently reported as compensation in the Summary Compensation Table for 2013, except for the aggregate earnings on deferred compensation.

Under the Deferred Compensation Plan, eligible employees, including our Named Executive Officers, are permitted to defer receipt of up to 75% of their base salary and 100% of their commissions and bonuses. A participant’s deferrals are deemed 100% vested at all times and are credited to an account balance. This account balance represents a participant’s entire interest under the Deferred Compensation Plan. The Deferred Compensation Plan provides the opportunity for us to contribute additional discretionary contributions to an eligible employee’s account if authorized by the Compensation Committee and subject to such terms and conditions as provided by the Compensation Committee. At present, however, the Compensation Committee has not authorized any such contributions.

A participant shall receive his or her account balance following the first to occur of: (i) a separation from service, (ii) a specified date elected by the participant, (iii) disability, (iv) death (with account balance distributed to a designated beneficiary) or (v) an unforeseeable emergency (as determined at the sole discretion of the Compensation Committee). Generally, the account balance will be distributed in a single lump sum regardless of the payment event. If, however, a participant separates from service within two years following a change in control of our company, or separates from service with five years of service and the sum of his or her age and years of employment is at least 65 years, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to ten years instead of a single lump sum (subject to a timely participant election). Similarly, if a participant has established one or more specified dates upon which to receive a distribution of his or her account balance (or a portion thereof) or becomes disabled, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to five years instead of a single lump sum (subject to a timely participant election).

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Deferred Compensation Plan provides investment options, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time. In 2013, the Deferred Compensation Plan permitted participants to choose from among 36 investment options. The rates of return for the period from the plan’s effective date of May 1, 2013 to December 31, 2013 ranged from -10.13% to 30.71%.

The investment options under the Deferred Compensation Plan and their rates of return for the period from the plan’s effective date of May 1, 2013 to December 31, 2013 are provided in the following table.

Name of Investment Option	Rate of Return May 1, 2013 – December 31, 2013 (%)
American Century VP Mid Cap Value - Class I Shares	15.26
DWS Small Cap Index VIP - Class A Shares	23.79
Davis Financial	15.82
Fidelity VIP Balanced - Service Class 2	11.22
Fidelity VIP Contrafund - Service Class 2	19.30
Fidelity VIP Freedom 2005 - Service Class 2	4.99
Fidelity VIP Freedom 2010 - Service Class 2	7.12
Fidelity VIP Freedom 2015 - Service Class 2	7.77
Fidelity VIP Freedom 2020 - Service Class 2	8.61
Fidelity VIP Freedom 2025 - Service Class 2	11.05
Fidelity VIP Freedom 2030 - Service Class 2	12.24
Fidelity VIP Freedom 2035 - Service Class 2	14.11
Fidelity VIP Freedom 2040 - Service Class 2	14.40
Fidelity VIP Freedom 2045 - Service Class 2	14.78
Fidelity VIP Freedom 2050 - Service Class 2	14.94
Fidelity VIP Freedom Income - Service Class 2	2.44
Great-West MFS International Value	11.19
Great-West T. Rowe Price Mid Cap Growth	21.61
Invesco V.I. High Yield - Series I Shares	2.27
Invesco V.I. International Growth - Series I Shares	12.96
Invesco V.I. Utilities - Series I Shares	-5.07
Janus Aspen Series Global Technology - Instl Shares	26.35
MFS VIT Global Equity - Initial Class	15.80
PIMCO VIT Real Return - Admin Class	-10.13
PIMCO VIT Total Return - Admin Class	-3.57
T. Rowe Price Health Sciences	27.11
T. Rowe Price New America Growth	26.31
Van Eck VIP Emerging Markets - Initial Class	2.90
Van Eck VIP Global Hard Assets - Initial Class	12.55
Vanguard VIF Diversified Value	14.70
Vanguard VIF Equity Index	17.32
Vanguard VIF International	16.65
Vanguard VIF Mid-Cap Index	17.61
Vanguard VIF Money Market	0.07
Vanguard VIF Short-Term Investment-Grade	0.28
Vanguard VIF Small Company Growth	30.71
Vanguard VIF Total Bond Market Index	-3.14

Change of Control Benefits

As of December 31, 2013, none of the Named Executive Officers held any shares of restricted stock or unvested stock options under our Amended and Restated 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the “1998 Stock Plan”) or the 2007 Plan, so they would not be entitled to receive any benefits upon a “change of control” under either of these plans. In addition, the Named Executive Officers would not be entitled to any severance or other benefits in the event of their termination or a change of control. For additional information about change of control terms under the 2007 Plan, see the description provided in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2013 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
1998 Stock Plan	15,000		$10.60	—
2007 Plan	—		—	4,801,381
2008 ESPP	—		—	2,061,197

Total plans approved by security holders	15,000	(1)	$10.60	6,862,578	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	15,000			6,862,578

(1)	Amount does not include an additional 276,166 shares of restricted stock, which were awarded under the 2007 Plan, that were outstanding with a weighted-average grant date fair value of $20.05.
(2)	The shares available for issuance under the 2007 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights. The number of shares available for future issuance under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) may be adjusted annually on January 1 for increases equal to the least of 500,000 shares, 1% of the outstanding shares of our capital stock on such date or a lesser amount as may be determined by our Board of Directors. The 1998 Stock Plan and the Amended and Restated 1998 Employee Stock Purchase Plan were terminated and no additional granting of awards or rights under those plans was permitted after December 31, 2007.

Relationship of Risk to Compensation Policies and Practices

In March 2014, our company’s management and Compensation Committee reviewed our compensation policies and practices to determine whether any potential risks related to our compensation policies and practices for executives and other employees could encourage decision making that could expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows. The Compensation Committee discussed these potential pay risks with management and determined that any such pay risks do not expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ independent registered public accounting firm, BDO USA, LLP (“BDO”), and (v) Skechers’ compliance with legal and regulatory requirements.

The Audit Committee has done the following:

•

it reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and BDO, with and without management present, Skechers’ audited financial statements for the fiscal year ended December 31, 2013, management’s assessment of the effectiveness of Skechers’ internal control over financial reporting, and BDO’s evaluation of Skechers’ internal control over financial reporting;

•

it discussed with BDO the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including Statement on Auditing Standards 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

•

it received from BDO the written disclosures and the letter from Skechers’ independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with BDO its independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to BDO during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2013 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Respectfully submitted,
Morton Erlich, Chairman
Geyer Kosinski
Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Changes in Independent Registered Public Accounting Firm

On April 8, 2013, KPMG LLP (“KPMG”) notified us that KPMG was resigning, effective immediately, as our independent accountant. KPMG stated it had concluded it was not independent because of alleged insider trading in our securities by one of KPMG’s former partners who was the KPMG engagement partner on our audit for the 2011 and 2012 fiscal years. KPMG advised us that it resigned as our independent accountant solely due to the impairment of KPMG’s independence resulting from its now former partner’s alleged unlawful activities and not for any reason related to our financial statements, our accounting practices, the integrity of our management or for any other reason.

None of KPMG’s audit reports on our financial statements for the fiscal years ended December 31, 2011 and 2012 or KPMG’s audit reports on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2012 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no point during the two fiscal years ended December 31, 2012 and the subsequent interim period through April 8, 2013 were there any (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports, or (2) “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided KPMG with a copy of the disclosure set forth in Item 4.01 of the current report on Form 8-K that was filed with the SEC on April 10, 2013 and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements made therein, each as required by applicable SEC rules. A copy of the letter was filed as Exhibit 16.1 with the current report on Form 8-K that was filed with the SEC on April 17, 2013.

Effective on April 24, 2013, our Audit Committee approved the appointment of BDO USA, LLP (“BDO”) as our new independent registered public accounting firm to perform independent audit services for the fiscal year ended December 31, 2013, and the re-audit our financial statements for the fiscal years ended December 31, 2011 and 2012 and the attestation of the effectiveness of our internal control over financial reporting as of December 31, 2012 under Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Re-audit”). During the fiscal years ended December 31, 2011 and 2012, and through April 24, 2013, neither our company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by BDO that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2013 and 2012

BDO provided services for the fiscal years ended December 31, 2013 and 2012 in the categories and amounts as follows:

Service	2013		2012
Audit fees	$1,354,000	(1)	$966,000	(2)
Audit-related fees	—		—
Tax fees	93,000	(3)	—
All other fees	—		—

Total audit and non-audit fees	$1,447,000		$966,000

(1)	These are fees for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	These are fees for the services provided in 2013 in connection with the Re-audit and the review of quarterly financial statements for 2012. This amount includes $104,000 in additional fees that BDO requested and the Audit Committee approved in August 2013 for services that were provided in connection with the Re-audit, which were not included in the audit fees for the fiscal year ended December 31, 2012 that were originally disclosed in our amended annual report on Form 10-K/A filed with the SEC on July 31, 2013.
(3)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

KPMG provided services for the fiscal year ended December 31, 2013 and 2012 in the categories and amounts as follows:

Service	2013		2012
Audit fees	—		$1,772,000	(1)
Audit-related fees	—		—
Tax fees	80,000	(2)	686,000	(3)
All other fees	—		—

Total audit and non-audit fees	$80,000		$2,458,000

(1)	These are fees for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements. This amount also includes fees of $22,000 for services that were provided in 2013 to complete international statutory filings in connection with the Re-audit. Of this amount, $490,000 remains unpaid as of April 30, 2014.
(2)	These are fees for services that were provided regarding international tax compliance.
(3)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firms in 2013 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of BDO will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 31, 2014 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 40,234,743 shares of Class A Common Stock and 10,859,398 shares of Class B Common Stock outstanding as of March 31, 2014. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 31, 2014 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	7,096,220	(1)	17.6%	—		—
BlackRock, Inc.	3,434,659	(2)	8.5	—		—
Dimensional Fund Advisors LP	3,340,950	(3)	8.3	—		—
The Vanguard Group, Inc.	2,345,822	(4)	5.8	—		—
Gil Schwartzberg	4,804,636	(5)	10.7	4,804,636	(6)	44.2%
Named Executive Officers and directors:
Robert Greenberg	4,350,979	(7)	9.8	4,311,748	(8)	39.7%
Michael Greenberg	691,105	(9)	1.7	540,341	(10)	5.0
Jeffrey Greenberg	672,082	(11)	1.7	403,209	(12)	3.7
David Weinberg	141,290	(13)	*	—		—
Mark Nason	26,382		*	—		—
Philip Paccione	14,475		*	—		—
Morton Erlich	10,500	(14)	*	—		—
Geyer Kosinski	7,850		*	—		—
Richard Rappaport	9,000		*	—		—
Richard Siskind	61,333		*	—		—
Thomas Walsh	—		—	—		—
All current directors and executive officers as a group (11 persons)	5,984,996		13.2%	5,255,298		48.4%

*	Less than 1.0%

(1)

Information is based on a Schedule 13G filed with the SEC on February 14, 2014 and represents the number of shares beneficially owned as of December 31, 2013. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 6,855,300 shares of Class A Common Stock. The ownership of one investment company registered under the Investment Company Act of 1940, Fidelity Growth Company Fund, amounted to 3,326,500 shares of Class A Common Stock. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, and Fidelity’s funds each has sole power to dispose of the 6,855,300 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity’s funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The principal business office of FMR, Fidelity and the noted funds is located at 245 Summer Street, Boston, Massachusetts 02210.
(2)

Information is based on a Schedule 13G filed with the SEC on February January 30, 2014 and represents the number of shares beneficially owned as of December 31, 2013. BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 3,322,016 shares and sole dispositive power with respect to 3,434,659 shares held by the following subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Asset Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. The principal business office of BlackRock is located at 40 East 52nd Street, New York, New York 10022.

(3)	Information is based on a Schedule 13G filed with the SEC on February 10, 2014 and represents the number of shares beneficially owned as of December 31, 2013. Dimensional Fund Advisors LP (“Dimensional”), in its capacity as an investment advisor under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). Dimensional has sole voting power with respect to 3,280,248 shares owned by the Funds and sole dispositive power with respect to 3,340,950 shares owned by the Funds. The principal business office of Dimensional is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	Information is based on a Schedule 13G filed with the SEC on February 11, 2014 and represents the number of shares beneficially owned as of December 31, 2013. The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 56,030 shares, of which 53,630 shares are held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, for which Vanguard serves as investment manager of collective trust accounts, and 2,400 shares are held by its wholly-owned subsidiary, Vanguard Investments Australia, Ltd., for which Vanguard serves as investment manager of Australian investment offerings. Vanguard has sole dispositive power with respect to 2,292,192 shares and shared dispositive power with respect to 53,630 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Represents shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 6 below.
(6)	Represents 364,366 shares of Class B Common Stock held by the Robert Y. Greenberg 2011 Annuity Trust, 364,366 shares of Class B Common Stock held by the M. Susan Greenberg 2011 Annuity Trust, 537,952 shares of Class B Common Stock held by the Robert Y. Greenberg 2012 Annuity Trust, 537,952 shares of Class B Common Stock held by the M. Susan Greenberg 2012 Annuity Trust, 1,500,000 shares of Class B Common Stock held by the Robert Y. Greenberg 2014 Annuity Trust, 1,500,000 shares of Class B Common Stock held by the M. Susan Greenberg 2014 Annuity Trust. Gil Schwartzberg may be deemed to beneficially own these shares as sole trustee of the trusts, and Mr. Schwartzberg has sole voting power and sole dispositive power with respect to the shares held by these trusts. Mr. Schwartzberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein. The principal business office of Mr. Schwartzberg is located at 269 S. Beverly Drive, Suite 1315, Beverly Hills, California 90212.
(7)	Includes 4,311,748 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 8 below.
(8)	Represents shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.

(9)	Includes 540,341 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 63,738 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his wife, Wendy Greenberg, and their children. Mr. Greenberg disclaims beneficial ownership of these 63,738 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 540,341 shares of Class B Common Stock is described in greater detail in note 10 below.
(10)	Represents 489,041 shares of Class B Common Stock held by the Michael and Wendy Greenberg Family Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 51,300 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee. Mr. Greenberg disclaims beneficial ownership of these 51,300 shares except to the extent of his pecuniary interest therein.
(11)	Includes 403,209 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, 62,740 shares of Class A Common Stock held by the Jeffrey Greenberg 2012 GRAT that Mr. Greenberg is deemed to beneficially own as his wife is trustee of such annuity trust, which is for the benefit of his two daughters who are minors, 1,448 shares of Class A Common Stock held by the Jeffrey and Lori Greenberg Family Trust that are his wife’s separate property, and 36,376 shares of Class A Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as trustee of such trusts. Mr. Greenberg disclaims beneficial ownership of the 1,448 shares that are his wife’s separate property and the 62,740 shares held in the annuity trust except to the extent of his pecuniary interest therein. Beneficial ownership of the 403,209 shares of Class B Common Stock is described in greater detail in note 13 below.
(12)	Represents 209,937 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust, and 104,172 shares of Class B Common Stock held by the Jeffrey Greenberg 2012 GRAT that Mr. Greenberg is deemed to beneficially own as his wife is trustee of such annuity trust, which is for the benefit of his two daughters who are minors. Also represents 70,816 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as he or his wife is trustee of such trusts, and 10,792 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 7,492 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian. These custodial accounts are for the benefit of Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 104,172 shares held in the annuity trust and the 18,284 shares held in the two custodial accounts except to the extent of his pecuniary interest therein.
(13)	Includes 111,290 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.
(14)	Represents shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2013 fiscal year, except that Richard Rappaport filed a report on Form 4 on September 24, 2013, which was one business day late, with respect to a sale of shares, and Richard Siskind filed a report on Form 4 on December 17, 2013, which was one business day late, with respect to an exercise of stock options.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in our Code of Business Conduct and Ethics), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member shall participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2013. Each of these transactions was reviewed, and approved or ratified by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

Michael Greenberg owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel in Manhattan Beach, California. David Weinberg, who is our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a director of Skechers, and Jason and Joshua Greenberg, all of whom are senior vice presidents of Skechers, own in aggregate a 17% beneficial ownership interest in MIOC. During 2013, we paid approximately $178,000 to the Shade Hotel for lodging, food and events that were held there including our annual holiday party.

On July 29, 2010, we formed Skechers Foundation (the “Foundation”), which is a 501(c)(3) non-profit entity that does not have any shareholders or members. The Foundation is not a subsidiary of and is not otherwise affiliated with Skechers, and Skechers does not have a financial interest in the Foundation. However, two officers and directors of Skechers, Michael Greenberg who is our President and David Weinberg who is our Chief Operating Officer and Chief Financial Officer, are also officers and directors of the Foundation. During the year ended December 31, 2013, we contributed $1,101,500 to the Foundation to use for various charitable causes.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $247,356, $1,275,836, $724,485 and $233,255, respectively, during 2013. Jeffrey Greenberg was also a member of our Board of Directors in 2013, but did not earn any additional compensation for services provided as a director.

Andrew Weinberg, who is the son of David Weinberg, is a non-executive employee of Skechers, and he earned total compensation of $279,750 in 2013.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholder proposals intended to be presented at our next Annual Meeting of Stockholders to be held in 2015 must be received at our principal executive offices no later than December 31, 2014 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2015 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their proposal no later than March 23, 2015, the close of business on the 60th day, nor earlier than February 21, 2015, the close of business on the 90th day in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In either case, proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 30, 2014

Manhattan Beach, California

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark ?For All Except? and write the number(s) of the nominee(s) on the line below. 0000212179_1 R1.0.0.51160 For Withhold For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Geyer Kosinski 02 Richard Rappaport 03 Richard Siskind SKECHERS U.S.A., INC. 228 MANHATTAN BEACH BLVD. MANHATTAN BEACH, CA 90266 ATTN: TED WEITZMAN VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Advisory Vote on Compensation of Named Executive Officers. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 3 Stockholder Proposal to Eliminate Classification of Board of Directors. NOTE: Each of the person’s named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000212179_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . SKECHERS U.S.A., INC. Annual Meeting of Stockholders Thursday May 22, 2014 11:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2014, and hereby appoints Morton Erlich and Richard Siskind and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266, on Wednesday, May 22, 2014, at 11:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. Directions to the Annual Meeting may be found by going to the annual meeting section of the investor relations page of our corporate information website at www.skx.com/investor.jsp. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR APPROVAL OF PROPOSAL 2, AGAINST APPROVAL OF PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side